EXHIBIT 4.1

                 FIRST AMENDMENT TO STOCK OPTION AGREEMENT
                     BETWEEN TOP SOURCE TECHNOLGOIES, INC.
                           AND WILLIAM C. WILLIS, JR.



THIS FIRST AMENDMENT to the Stock Option Agreement dated as of August 25, 1997 between Top Source Technologis, Inc. (the "Company") and William C. Willis, Jr. (the "Executive") (collectively the Parties), memorializing the Companys Compensation Committees non-qualified stock option grant on May 21, 1997, is entered into as of this 9th day of January, 1998. In order to give effect to the intent of the Parties to such Agreement and correct a scriveners error, said Agreement is amended solely to provide that the option granted to the Exective for the puruchase of an aggregate of 500,000 shares the Companys common stock shall not be pursuant to the Companys 1993 Stock Option Plan, as amended, or any other stock plan or stock opton plan of the Company.

IN WITNESS WEREHOF, the unersigned have executed this First Amendment as of the date aforesaid.


Witness:            TOP SOURCE TECHNOLOGIES, INC.


                    BY:/s/ DAVID NATAN
                         Vice President and CFO




                    /s/WILLIAM C. WILLIS, JR.